Exhibit 10.16

May 13, 2005

Randall D. Bongarten
c/o Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, IN 46204

     Re: Amendment to Employment Agreement

Dear Randy:

     This letter shall confirm our agreement to amend your employment agreement with Emmis Operating Company dated March 1, 2003 (the “Agreement”), upon the terms and subject to the conditions set forth in this letter (the “Amendment”).

     Except as otherwise provided below, this Amendment is effective upon execution by you. Any capitalized words or phrases used and not defined in this Amendment shall have the meanings ascribed to them in the Agreement or Exhibit A to the Agreement. This shall confirm that the parties have agreed as follows:

1. The Term of the Agreement has been extended through February 28, 2009. After February 28, 2006, “Contract Year” shall mean the twelve (12) month period commencing on March 1, 2006 and on each anniversary thereof during the Term.

2. Effective March 1, 2006, the dollar amount set forth in the first sentence of Section 3.4 shall be increased from Five Hundred Thirty Five Thousand Dollars ($535,000) to Five Hundred Ninety Five Thousand Dollars ($595,000).

3. The Base Salary shall be increased to Four Hundred Ninety Five Thousand Dollars ($495,000) each Contract Year during the Term, commencing with the Contract Year beginning March 1, 2006 (“FYE 07”).

4. After payment of any Contract Year Bonus earned for the period ending February 28, 2006, Section 6.2 shall be modified to reflect the following: Commencing with FYE 07, the target amount of the Contract Year Bonus shall be increased to Three Hundred Forty One Thousand Five Hundred Dollars ($341,500) each Contract Year, and the third and fourth sentences of Section 6.2 shall be deleted and replaced with the following language:

     “Employer may pay all or a portion of any Contract Year Bonus in Shares in the same manner utilized for other senior management level employees.”

Unless subsequently changed by the Compensation Committee, the performance goals for FYE 07 shall be:

	Target Bonus	Performance Goal
1.	$239,050	Television Station Operating Income Target
2.	$102,450	Individual Performance (Discretionary)

Television Station Operating Income or any other applicable performance targets or goals shall be defined and determined by the Compensation Committee each Contract Year. The Compensation Committee reserves the right to amend the performance goals to the extent it deems appropriate in order to take into account any material acquisition, disposition, reorganization, recapitalization or other material transaction involving Employer or its properties. Executive shall earn a certain percentage of each Contract Year Bonus in accordance with the applicable bonus scale adopted by the Employer for the subject Contract Year.

5. Section 6.3 shall be deleted in its entirety and replaced with the following language:

     “6.3 Equity Incentive Compensation. For the Contract Year beginning March 1, 2005, at such time as Employer generally awards equity incentive compensation to members of Employer’s senior management team, Executive shall receive Seven Thousand Five Hundred (7,500) Shares (as defined below) and an option (“Option”) to acquire Twenty Five Thousand (25,000) Shares. Each Contract Year during the Term, beginning with FYE 07, at such time as Employer generally awards equity incentive compensation to members of Employer’s senior management team, Executive shall receive Nine Thousand (9,000) Shares and an Option to acquire Thirty Thousand (30,000) Shares. As used herein, “Shares” shall mean shares of Class A Common Stock of Emmis Communications Corporation. The grants of Options and Shares shall be pursuant to the terms and subject to the conditions of the applicable Equity Incentive Plan of Employer, the Option agreements evidencing the Option grants and the restricted stock agreements evidencing the grants of Shares. In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spinoff, share combination, consolidation, or similar event, the number and class of all Shares awarded pursuant to this Agreement or covered by an Option granted pursuant to this Agreement (and any applicable Option exercise price) shall be adjusted by the Compensation Committee in its sole discretion and in accordance with the terms of the applicable Equity Incentive Plan of Employer, the Option agreement evidencing the grant of the Option and the restricted stock agreement evidencing the grant of Shares. The determination of the Compensation Committee shall be conclusive and binding.”

6. After the delivery of any Bonus Shares earned for the period ending February 28, 2006 pursuant to Section 6.4, Section 6.4 shall be deleted in its entirety and replaced with the following language:

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     “6.4 Completion Bonus. On or about February 28, 2009, Executive shall receive Fifty Thousand (50,000) Shares (the “Completion Shares”); provided, that (i) this Agreement is in effect on February 28, 2009 and has not been terminated for any reason (other than a breach of this Agreement by Employer); and (ii) Executive has fully performed all of Executive’s duties and obligations under this Agreement throughout the Term and is not in breach of any of the material terms and conditions of this Agreement. The Completion Shares shall be freely transferable when delivered to Executive subject to Employer’s securities trading policy and applicable federal and state law. Employer shall have the right, in its sole and absolute discretion, to pay to Executive the value of the Completion Shares (in the same manner applied to other senior management level employees) in cash in lieu of granting Executive the Completion Shares.”

7. Effective March 1, 2005, Section 15.9 shall be deleted and shall be of no further force and effect.

8. The third and fourth sentences of Section 11.4 shall be deleted and shall be of no further force and effect.

9. In Section 14, Gary Kaseff’s address has been changed to 3500 W. Olive Avenue, Suite 1450, Burbank, California 91505.

10. The Change in Control Agreement attached as Exhibit A to the Agreement shall be amended as follows:

     (a) Section 1(e)(iii)(B) shall be deleted in its entirety and replaced with the following language:

          “(iii) the consummation of (B) the sale or other disposition of all or substantially all of the assets of the Company to any Person or the sale or other disposition of all or substantially all of the television assets of the Company to any Person;”

     (b) The language at the end of the first paragraph of Section 1(e) beginning with “, or (b) in the event the Company separates...” and ending with “...of the Board of Directors of the Company or any Successor” shall be deleted.

     (c) The following shall be added at the end of the first paragraph of Section 1(e):

          “Notwithstanding the foregoing, a Change in Control of the Company shall be deemed not to have occurred with respect to any Executive, if (i) such Executive is, by written agreement executed prior to such Change in Control, a participant on such Executive’s own behalf in a transaction in which the persons (or their Affiliates) with whom such Executive has such written agreement acquire any of the television assets and, pursuant to the written agreement, the Executive has an equity or similar interest in the resulting entity or assets or a right to acquire such an equity or similar interest, or (ii) following the consummation of the sale or other disposition of all or substantially all of the television assets of the Company to any Person, the Company or Affiliates of the Company manages such assets.”

     (d) In Sections 9(a) and 9(b), the term “Business Combination” shall include a sale of all or substantially all the television assets of the Company and the terms “surviving corporation” and “successor entity” shall also mean the purchaser of all or substantially all of the television assets of the Company, as applicable.

     (e) In Section 9(b), the specified failure of the Company to obtain such assumption and guarantee, while considered a breach of the Change in Control Agreement, shall not be considered a breach of the Agreement.

     (f) As used above, “substantially all of the television assets of the Company” means assets representing at least sixty-five percent (65%) of the Television Station Operating Income of the Company as reported by the Company for the fiscal year ending February 28, 2005.

All of the terms and conditions set forth in the Agreement and Exhibit A shall remain unchanged and in full force and effect unless specifically modified in this Amendment. All references to the Term or its expiration or termination shall be adjusted to properly reflect the language set forth above. This Amendment shall be incorporated by reference into the Agreement and made a part thereof. In the event of any conflict between any provision of this Amendment and any provision of the Agreement, this Amendment shall govern and control.

Please sign below where indicated to signify your acceptance of the terms and conditions set forth in this Amendment. Should you have any questions about this Amendment, please let me know.

Sincerely,

/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan, Chairman and Chief Executive
Officer, Emmis Operating Company and Emmis
Communications Corporation

ACCEPTED AND AGREED:

/s/ Randall D. Bongarten
Randall D. Bongarten

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